UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2025

Hess Midstream LP

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	No. 001-39163	No. 84-3211812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 McKinney Street
Houston, Texas 77010
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 496-4200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A shares representing limited partner interests	HESM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure and Appointment of Directors

On December 4, 2025, Andrew B. Walz resigned from the Board of Directors (the “Board”) of Hess Midstream GP LLC (“GP LLC”), the general partner of Hess Midstream GP LP, a Delaware limited partnership (the “General Partner”) and the general partner of Hess Midstream LP, a Delaware limited partnership (the “Company”), effective immediately. Mr. Walz’s resignation follows his appointment as an executive officer of Chevron Corporation1 and was not a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Walz’s resignation, Kristi H. McCarthy was designated Chairman of the Board. Also on December 4, 2025, in connection with the vacancy created by the resignation described above, Barbara F. Harrison was appointed as a member of the Board, effective immediately.

Ms. Harrison is vice president, Crude Supply and Trading at Chevron U.S.A. Inc., a subsidiary of Chevron (“CUSA”), a position she has held since April 2024. In this role, she is responsible for the function that trades crude and condensate products and manages price exposure through paper trading. From November 2021 to April 2024, Ms. Harrison served as vice president, Offsets & Emerging, Chevron New Energies at CUSA, where she was responsible for investing in new energy solutions. From October 2019 to November 2021, she served as the general manager of Value Chain Optimization (“VCO”), International Fuels and Lubricants (“IF&L”), based in Asia, where she was responsible for strategic planning for IF&L and optimizing crude supply and product placements within Chevron’s refining and marketing systems across Asia and Australia. Ms. Harrison joined Chevron in 2000, and, in addition to the roles described above, has held positions in the Planning and Change Management Office as well as several positions of increasing responsibility across the Downstream and Chemicals business, including Manufacturing, Strategy, VCO and Retail. From November 2020 to November 2021, Ms. Harrison served as a director of Star Petroleum Refining Public Company Limited, Chevron’s 60.6 percent-owned refinery that is publicly traded on the Stock Exchange of Thailand.

The Company is managed and controlled by GP LLC. GP LLC is wholly owned by Hess Infrastructure Partners GP LLC (“HIP GP”), and HIP GP is owned 100% by Hess Investments North Dakota LLC, a Delaware limited liability company (“HINDL”). Chevron, as the indirect parent of HINDL, the sole member of HIP GP, has the right to appoint all of the members of the Board. Ms. Harrison, as the successor of Mr. Walz, was nominated by Chevron and elected to the Board by HIP GP. Ms. Harrison is not expected to serve on any committee of the Board.

Certain individuals, including officers and directors of Chevron, HINDL, HIP GP and the General Partner, serve as officers and/or directors of more than one of such other entities. The officers or employees of CUSA or any subsidiary of Chevron who serve as members of the Board do not receive additional compensation from the Company or the General Partner for their service as a member of the Board. Accordingly, Ms. Harrison will not receive additional compensation from the Company or the General Partner for her service on the Board. Ms. Harrison will have rights to indemnification by the Company pursuant to the Company’s Amended and Restated Agreement of Limited Partnership.

Ms. Harrison does not have any direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K other than through her employment with CUSA or any subsidiary of Chevron.

Relationships

For relationships between the Company, the General Partner, GP LLC, HIP GP and Hess Corporation, a direct, wholly owned subsidiary of Chevron Corporation, see Item 13 “Certain Relationships and Related Party Transactions and Director Independence” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated into this Item 5.02 by reference.

[1]

Unless expressly stated otherwise herein, the term “Chevron” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESS MIDSTREAM LP

	By:	Hess Midstream GP LP, its general partner

	By:	Hess Midstream GP LLC, its general partner

Date: December 9, 2025	By:	/s/ Gabriela B. Boersner
Name: Gabriela B. Boersner
Title: General Counsel and Secretary